Exhibit 5.1

October 21, 2025

Mobix Labs, Inc.

1 Venture, Suite 220

Irvine, California 92618

Re: Prospectus Supplement to Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Mobix Labs, Inc., a Delaware corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3 (SEC File No. 333-284351) (the “Registration Statement”) filed with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration by the Company of, among other things, Class A common stock, par value $0.00001 per share (the “Common Stock”), which may be issued from time to time as set forth in the Registration Statement and the prospectus contained therein (the “Base Prospectus”); and (ii) the prospectus supplement dated October 21, 2025 filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement”) relating to the issue and sale pursuant to the Registration Statement of shares (the “Shares”) of Common Stock. The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.” The Shares are to be sold by the Company in accordance with the Registration Statement, the Prospectus, and the At The Market Offering Agreement (“Agreement”) dated October 21, 2025 between the Company and Roth Capital Partners, LLC (“Manager”).

For purposes of rendering this opinion, we have examined the Registration Statement, the Prospectus, the Certificate of Incorporation (“Certificate of Incorporation”), and the bylaws of the Company currently in effect, the Agreement, and the resolutions of the Board of Directors of the Company relating to the authorization and issuance of the Shares, and the authorization and approval of the Agreement and the transactions contemplated thereby, certified by an officer of the Company (the “Resolutions”), and we have made such other investigations as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. We have not independently verified the matters set forth in such certificates.

We have assumed (i) that the specific sale of the Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware (the “DGCL”) and (ii) that that the sale and issuance of the Shares will not exceed (a) the authorized number of shares of Common Stock set forth in the Certificate of Incorporation, and (b) the aggregate amount of Shares authorized for offer, sale, and issuance by the Resolutions.

We express no opinion herein as to the laws of any state or jurisdiction other than the DGCL.

Based upon and subject to the foregoing, we are of the opinion that the Shares are duly authorized for issuance by the Company and, when the terms of the sale and issuance of the Shares have been duly approved by all necessary corporate action by the Company and when issued and paid for in accordance with the Agreement and as provided in the Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any responsibility to advise you of any changes in the facts stated or assumed herein or any changes in applicable law.

Very truly yours,

/s/ GREENBERG TRAURIG, PA